Exhibit 99.1

Alliance Semiconductor Reports Financial Results for the Fourth Quarter and Fiscal Year Ended March 26, 2005

     SANTA CLARA, Calif.--(BUSINESS WIRE)--April 29, 2005--Alliance Semiconductor Corporation (Nasdaq:ALSC) today reported financial results for the fourth quarter and fiscal year ended March 26, 2005.


    Fourth Quarter 2005 Highlights

    --  Increased overall revenue by 6 percent sequentially

    --  Increased revenue sequentially across all business units:

        --  System Solutions product revenue by 23 percent

        --  Analog and Mixed Signal revenues up 6 percent

        --  SRAM revenue up 6 percent

    -- Increased revenue from non-memory business units by 13 percent sequentially

    -- Released 12 new products both in general purpose EMI reduction and high performance clocks

    -- Secured additional design wins with key original equipment manufactures (OEMs) such as Texas Instruments, Dell, Canon, Sharp, Sanyo, Samsung and Panasonic

    -- Continued penetration into target markets with design wins in both the consumer and industrial markets

    -- Sampled additional Low Voltage Zero Delay Buffers and Fan Out Buffers from the analog and mixed signal business unit


     Fourth Quarter Results

     The Company reported revenues of $5.6 million as compared to $5.3 million in the previous quarter and $8.9 million in the fourth fiscal quarter of 2004. Revenue from the analog and mixed signal and system solutions business units represented approximately 59 percent of total revenue, compared to 55 percent in the previous quarter.
     Net loss for the fourth quarter was $23.2 million, or ($0.65) per fully diluted share, compared to a net loss of $9.9 million, or ($0.28) per share, for the previous quarter, and net income of $4.8 million, or $0.13 per fully diluted share, for the fourth fiscal quarter of 2004. The fourth quarter loss includes a $16.7 million write down in the value of Tower shares and a $1.6 million inventory write down.
     Operating expenses for the quarter were $9.5 million, compared to $7.7 million reported in the previous quarter and $9.1 million reported in the fourth quarter of fiscal 2004. Operating expenses include non-cash charges related to depreciation and amortization of $1.1 million, a one-time charge related to the write-down of goodwill of $1.5 million and an additional $400,000 for photomask and engineering prototypes.

     Fiscal 2005 Results

     For fiscal year 2005, the Company reported revenues of $23.6 million as compared to $26.7 million reported in fiscal 2004. The net loss for fiscal year of 2005 is $49.8 million or, ($1.41) per share, compared to a net loss of $19.4 million, or ($0.55) per share, reported in 2004.
     "We are pleased with the sequential revenue increases in both our Analog and Mixed Signal and System Solutions business units," said N.D. Reddy, Alliance Chairman, President and CEO. "The increases are primarily due to our broadened relationships with key OEMs, where we have gained additional traction with our expanded product offerings. We have received several design wins during the past few quarters from companies such as Dell, Samsung, Texas Instruments and others. These design wins are expected to contribute additional revenue starting in the first quarter of fiscal year 2006."
     Mr. Reddy concluded by stating, "We anticipate the positive momentum established during fiscal year 2005 will continue throughout fiscal year 2006 as we continue to expand our OEM channels, tier-one customer base and product portfolio."

     Sarbanes-Oxley Update

     The Company is currently testing its internal control over financial reporting, as required by the Sarbanes-Oxley (SOX) rules that went into effect in 2004. Alliance currently expects its testing to be completed by mid-June, before the Company must file its 2005 annual report with the SEC.
     As a result of SOX testing to date, Alliance has concluded that certain identified control deficiencies and audit adjustments indicate a "material weakness," as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2, in the Company's internal control over financial reporting. This material weakness relates to the completeness and accuracy of the Company's accounting for inventory.
     As a result of this material weakness, management has concluded that the Company's internal control over financial reporting was not effective as of March 31, 2005, and Alliance expects that the Company's auditors will issue an adverse opinion on the Company's internal control over financial reporting. Management's assessment of Alliance's internal controls will be included in the Company's annual report on Form 10-K, which is expected to be filed in June 2005.
     Additionally, the Company has identified other control deficiencies and is in the process of completing certain documentation and additional testing of controls and evaluating the results, which may result in additional material weaknesses.
     "We are taking appropriate actions to address the internal control deficiencies identified by the recent testing as expeditiously as possible," said Jeff Parsons, Alliance's Chief Financial Officer. "Further, I would like to underscore that we believe Alliance's consolidated financial statements fairly present the financial condition and results of the quarter and full year."

     Fourth Quarter and Fiscal Year 2005 Financial Results Web Cast and Conference Call

     The Alliance management team will host a live Web cast and conference call to discuss the fourth quarter and fiscal year 2005 financial results beginning at 5:00 p.m. Eastern Time on Thursday, April 29, 2005. Investors and other interested parties may participate in the call by dialing 866-800-8651 at least fifteen minutes prior to the call and enter pass code 19968913 or listen to the live Web cast by visiting the investor relations section of the Alliance Web site at www.alsc.com. A replay of the call will be available for 48 hours beginning at 7:00 p.m. Eastern Time and can be accessed by dialing 888-286-8010 with the pass code 18994050.

     About Alliance

     Alliance Semiconductor Corporation (Nasdaq:ALSC) is powering applications with high performance solutions for the communications, computing and consumer electronics markets. Utilizing advanced process technologies and design expertise, Alliance provides leading OEMs with a broad portfolio of complementary technologies including analog and mixed-signal products, chip-to-chip connectivity products, networking controllers and high-performance memories. Alliance addresses the complete needs of system developers by leveraging its proprietary advances in Electromagnetic Interference (EMI) reduction, power management and timing technology, HyperTransport(TM) I/O connectivity and specialized memory solutions for next-generation applications. Founded in 1985, Alliance is headquartered in Santa Clara, Calif. with design centers in Bangalore and Hyderabad, India. The company is publicly traded and included in the S&P 600 Index. Additional information is available on the Alliance Web site at www.alsc.com.

     Forward-Looking Statements

     Except for historical information, the above statements of this press release are forward-looking statements, including, for example, statements relating to Alliance's revenue outlook and the performance of its business units and products. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. These risks and uncertainties include such factors, among others, as further significant price erosion of the Company's products; continued significantly decreased demand and increased competitive environment for the Company's products; the possibility of additional deficiencies in the Company's internal controls over financial reporting; the Company's potential status as an Investment Act of 1940 reporting company; obsolescence of the Company's products; further accumulation of excess inventory or price erosion or obsolescence of existing inventory, any of which may result in charges against the Company's earnings; inability to timely ramp up production of and deliver new or enhanced products; inability to successfully recruit and retain qualified technical and other personnel; adverse developments in current or future litigation or administrative proceedings; further diminution in value of investments made by Alliance or by Alliance Venture Management, LLC; cancellation of orders in the Company's backlog and the risk factors listed in the Company's Form 10-K filed on June 10, 2004 and Form 10-Q filed on February 03, 2005, which have been filed with the Securities and Exchange Commission, and which are available through the Company's home page at www.alsc.com. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statement is based.


           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (unaudited)         (unaudited)

                               Three Months Ended  Twelve Months Ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Net revenues                     $5,628    $8,934   $23,599   $26,671

Cost of revenues                  5,840     8,677    26,174    20,840

                               --------- --------- --------- ---------
Gross profit (loss)                (212)      257    (2,575)    5,831
                               --------- --------- --------- ---------

Operating expenses:

  Research and development        5,037     5,494    19,571    24,653

  Selling, general and
   administrative                 4,452     3,582    13,991    15,621
                               --------- --------- --------- ---------

Total operating expenses          9,489     9,076    33,562    40,274
                               --------- --------- --------- ---------

Loss from operations             (9,701)   (8,819)  (36,137)  (34,443)

Gain (loss) on investments        1,076    11,274     7,713    29,287

Writedown of marketable
 securities
and venture investments         (16,652)     (574)  (19,811)   (5,787)

Loss in investees accounted
 for under the equity method     (5,191)   (1,550)  (16,935)  (15,355)

Other expense, net                 (157)   (2,338)   (1,632)   (7,893)
                               --------- --------- --------- ---------

Loss before income taxes and
 minority interest in
 consolidated
subsidiaries                    (30,624)   (2,007)  (66,802)  (34,191)

Provision (benefit) for income
 taxes                           (7,407)   (6,748)  (16,707)  (14,083)
                               --------- --------- --------- ---------

Income (loss) before minority
 interest in consolidated
 subsidiaries                   (23,217)    4,741   (50,095)  (20,108)

Minority interest in
 consolidated subsidiaries           63        51       284       697
                               --------- --------- --------- ---------

Net income (loss)              ($23,154)   $4,792  ($49,811) ($19,411)
                               ========= ========= ========= =========

Net income (loss) per share:

  Basic                          ($0.65)    $0.14    ($1.41)   ($0.55)
                               ========= ========= ========= =========

  Diluted                        ($0.65)    $0.13    ($1.41)   ($0.55)
                               ========= ========= ========= =========

Weighted average number of
 common shares:

  Basic                          35,515    35,208    35,401    35,093
                               ========= ========= ========= =========

  Diluted                        35,515    35,897    35,401    35,093
                               ========= ========= ========= =========


                  ALLIANCE SEMICONDUCTOR CORPORATION

                CONDENSED CONSOLIDATED BALANCE SHEETS
                                                    (in
                                                  thousands)
                                                 (unaudited)

                                                    March      March
                                                    2005         2004
                                                 ---------------------
                      ASSETS

Current assets:

  Cash and cash equivalents                          $2,397    $6,107

  Short term investments                             82,444   159,778

  Accounts receivable, net                            1,677     4,081

  Inventory                                           7,319    11,609

  Related Party receivable                              344       264

  Other current assets                                5,829     2,847

                                                 ---------------------
    Total current assets                            100,011   184,686

Property and equipment, net                           4,316     6,161

Investment in Tower Semiconductor Corporation         8,780    21,208
(excluding short term portion)

Alliance Ventures LP and other investments           24,865    36,082

Other non-current assets                             19,185    12,665


                                                 ----------- ---------
    Total assets                                   $157,157   260,802
                                                 =========== =========


  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Accounts payable and accrued liabilities           $6,920   $12,287

  Income taxes payable                               34,854    33,766

  Deferred income taxes                              17,352    38,921

  Short term borrowings and current portion
  of long term obligations                                4        33

                                                 ----------- ---------
    Total current liabilities                        59,131    85,007

Long term liabilities:

  Long term obligations                                 164       241

                                                 ----------- ---------
    Total liabilities                                59,295    85,248
                                                 ----------- ---------

Minority interest in consolidated subsidiaries          441       832
                                                 ----------- ---------

Stockholders' equity:

  Common stock                                          438       435

  Additional paid-in capital                        133,027   132,146

  Retained earnings                                 (43,712)    6,099

  Accumulated other comprehensive income              7,668    36,042

                                                 ----------- ---------
    Total stockholders' equity                       97,421   174,722
                                                 ----------- ---------

                                                   $157,157  $260,802
                                                 =========== =========


     CONTACT: Alliance Semiconductor Corporation, Santa Clara
              Jeff Parsons, 408-855-4933
              jparsons@alsc.com
              or
              Investor Contact:
              Shelton Investor Relations
              Lynette Stein, 972-239-5119 Ext 115
              lstein@sheltongroup.com